Exhibit (d)(2)

WNS (Holdings) Limited

AWARD AGREEMENT

UNDER THE THIRD AMENDED AND RESTATED WNS (HOLDINGS) LIMITED

2016 INCENTIVE AWARD PLAN

Pursuant to this Award Agreement, dated 1st August 2022 (together with Appendix A and Appendix B hereto, the “Agreement”), WNS (Holdings) Limited, a company organized under the laws of Jersey (the “Company”), hereby grants Z_WS_BENEF_NAME (the “Participant”) the following award of Restricted Share Units (“RSUs”) pursuant and subject to the terms and conditions of this Agreement and The Third Amended and Restated WNS (Holdings) Limited 2016 Incentive Award Plan (the “Plan”), the terms and conditions of which are hereby incorporated into this Agreement by reference. Except as otherwise expressly provided, all capitalized terms used in this Agreement, but not defined, shall have the meanings provided in the Plan. Subject to the terms and conditions of this Agreement provided in Appendix A, the principal features of this award are as follows:

Number of RSUs: 0

Grant No. & Grant Date: Z_WS_GRANT_REF_NO, Z_WS_GRANT_DT

Vesting of RSUs:

The RSUs granted herein shall vest on the first of the month following the month in which the annual results of the Company are announced for each evaluation period subject thereto on achievement of conditions of financial performance and terms and conditions of vesting as provided in Appendix B, Financial Performance and Vesting Terms & Conditions, as determined by the Committee subject to the Participant’s continued employment with the Company through the applicable vesting date.

Accelerated vesting in case of Change in Control:

If a Change in Control occurs, the Participant remains employed through immediately prior to such Change in Control, and subsequent to the occurrence of such Change in Control, any one of the following events occurs:

(i) the Participant’s employment is terminated without “cause” (as defined in the Participant’s employment agreement with the Company, or, in the event that the Participant is not a party to an employment agreement with the Company or the Participant’s employment agreement with the Company does not define “cause,” then “cause” shall be defined as determined by the Administrator in its sole discretion); or

(ii) there is material change in the performance targets as set out in this Agreement; or

(iii) Participant resigns for Good Reasons (as defined below) from his/her respective WNS employer company;

then any unvested RSUs granted pursuant to this Agreement shall immediately vest in full (including additional RSUs referred above) on the date of such termination of employment or resetting of Performance Targets or the date of expiry of the cure period as mentioned in the resignation due to Good Reason.

“Change in Control” means the Change in Control of the Company as defined in clause 2.5 of the Plan.

“Good Reason” shall mean (i) the material relocation of Participant’s principal place of employment, (ii) a material diminution in Participant’s title or duties and responsibilities prevailing immediately prior to the occurrence of event of Change in Control, or (iii) a material reduction of Participant’s prevailing base salary or target bonus, provided, that Participant shall give the Company or his/her WNS employer company a written notice stating in reasonable detail the facts or circumstances giving rise to Good Reason and, to the extent capable of being cured, the Company or the respective employer company shall have thirty days to cure such facts or circumstances.

WNS (Holdings) Limited

Each date on which any RSUs vest shall be referred to as a “Vesting Date.”

The Participant’s signature below indicates his/her agreement with and understanding that this award is subject to all of the terms and conditions contained in the Plan and in this Agreement (including Appendix A and Appendix B). In the event of any inconsistency between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall prevail. The Participant further acknowledges that Participant has read and understands the Plan and this Agreement, including Appendix A and Appendix B hereto, which contains the specific terms and conditions of this grant of RSUs.

WNS (HOLDINGS) LTD.	PARTICIPANT

Name: Keshav Murugesh	Name: Z_WS_BENEF_NAME
Title: Group CEO	Address:

WNS (Holdings) Limited

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED SHARE UNITS

1.     Grant. The Company hereby grants to the Participant, as of the Grant Date, an award of 0 (DESCR Only) RSUs, subject to all of the terms and conditions contained in this Agreement and the Plan.

2.     RSUs. As of the applicable Vesting Date, each vested RSU shall represent the right to receive payment, in accordance with Section 5 below, of one Share/ADS. Unless and until an RSU vests, the Participant will have no right to payment in respect of any such RSU. Prior to actual payment in respect of any vested RSU, such RSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.     Vesting Schedule. Subject to the Participant’s continued employment with the Company through the applicable Vesting Date and achievement of performance targets as set in this Agreement (for a portion of the grant made hereto), the RSUs awarded by this Agreement will vest in the Participant according to the vesting schedule set forth in the Preamble to this Agreement.

4.     Termination of Employment. If the Participant’s employment with the Company is terminated for any reason except in case of termination of employment following a Change in Control as mentioned above in this Agreement, all RSUs that have not vested prior to or in connection with such termination shall be immediately forfeited by the Participant as of such date of termination without consideration therefor.

5.     Payment after Vesting; Code Section 409A. Payments in respect of any RSUs that vest in accordance herewith shall be made to the Participant (or in the event of the Participant’s death, to his or her estate) in whole Shares/ADSs. The Company shall make such payments as soon as practicable after the applicable Vesting Date, but in any event within thirty (30) days after such Vesting Date.

6.    Tax Withholding; Fringe Benefits Tax; Settlement Timing.

a.

The Company (and its Subsidiaries, as applicable) shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company (or its Subsidiary), an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the RSUs. Such authority and right shall include, without limitation, the Participant’s income and employment tax obligations and the full amount of any Fringe Benefits Tax or similar taxes or social security contributions (including National Insurance Contributions) arising in connection with the grant or vesting of RSUs hereunder and/or the delivery of Shares/ADSs in respect thereof (collectively, “Tax Obligations”). The Participant hereby acknowledges and agrees that the Participant is solely liable and responsible for all Tax Obligations owed in connection with the RSUs, including without limitation, the full cost of any Fringe Benefits Tax or similar taxes, and that the Participant will promptly reimburse to the Company the cost of any Fringe Benefits Tax or similar taxes borne by the Company (or any Subsidiary) on behalf of the Participant, if applicable.

b.

Unless the Administrator otherwise determines, the Company shall instruct any brokerage firm determined acceptable to the Company for purposes of satisfying the Tax Obligations to sell on the Participant’s behalf a whole number of Shares/ADSs from those Shares/ADSs that are issuable upon settlement of the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy applicable tax withholding obligations and to remit the proceeds of such sale to the Company (or its Subsidiary) with respect to which the tax withholding obligation arises (any such transaction, a “Sell-to-Cover Transaction”).

c.

In addition to the Company’s right to implement a Sell-to-Cover Transaction to satisfy applicable tax withholding obligations, the Company shall be entitled, in the Administrator’s sole discretion, to deduct and withhold or otherwise require remittance from the Participant of Shares/ADSs and/or proceeds sufficient to satisfy applicable Tax Obligations, including deductions from the Participant’s salary or wages and/or the withholding of Shares/ADSs otherwise deliverable under this Agreement, as determined in the sole discretion of the Administrator.

WNS (Holdings) Limited

d.

The number of Shares which may be withheld and/or sold hereunder to satisfy Tax Obligations shall be limited to the number of Shares/ADSs which have a fair market value on the date of withholding no greater than the aggregate amount of such Tax Obligations based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and any payroll tax purposes.

e.

The Participant’s acceptance of the RSUs and execution of this Amendment constitutes: (i) the Participant’s instruction and authorization to the Company and to any brokerage selected by the Company to implement any Sell-to-Cover Transaction(s) in accordance herewith and authorizes such brokerage firm to complete the transactions described in this Section 6, (ii) the Participant’s consent to the deduction of salary/wages and/or Shares/ADSs to satisfy Tax obligations, (iii) the Participant’s agreement to timely execute and provide to the Company all documents reasonably necessary to effectuate any Sell-to-Cover Transaction or other Share/ADS withholding, (iv) the Participant’s acknowledgment that (x) neither the Company nor any Subsidiary makes any representation or undertaking regarding the tax treatment or impact of any tax withholding in connection with the awarding, vesting or payment/settlement of the RSUs or the subsequent sale of Shares, (y) such Shares/ADSs may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price and (z) the Participant will be responsible for all broker’s fees and other costs of sale, (v) to the extent the Company receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the Participant as soon as reasonably practicable and (vi) the Participant’s acknowledgement that the Company and its Subsidiaries are under no obligation to arrange for such sale at any particular price.

f.

In addition, notwithstanding anything to the contrary contained in this Agreement (including for clarity, any earlier deadline on RSU settlement), to the extent reasonably necessary or desirable to permit the settlement of vested RSUs to occur during an open trading window in which public trading in the Company’s stock is generally permitted under the Company’s insider trading policies and applicable securities laws (an “Open Window”), the Company may in its sole discretion delay the settlement of any vested RSUs that would otherwise occur outside of an Open Window until the commencement of an Open Window (or as soon thereafter as is administratively practicable), provided, that in no event shall RSU settlement be delayed pursuant hereto past March 15th of the year next-following that in which vesting occurs.

g.	The taxes will be calculated in the local currency at the exchange rate applicable on the tax point date. Any foreign exchange gain or loss on conversion will be borne by the participant.

7.     Rights as Shareholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares/ADSs deliverable hereunder unless and until certificates representing such Shares/ADSs will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or any person claiming under or through the Participant.

8.    Non-Transferability. Unless transferred to a permitted transferee in accordance with Section 10.3 of the Plan, RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares/ADSs underlying the RSUs have been issued, and all restrictions applicable to such Shares/ADSs have lapsed. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his/her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

9.     Distribution of Shares/ADSs. Notwithstanding anything herein to the contrary, (a) no payment shall be made under this Agreement in the form of Shares/ADSs unless such Shares/ADSs issuable upon such payment are then registered under the Securities Act or, if such Shares/ADSs are not then so registered, the Company has determined that such payment and issuance would be exempt from the registration requirements of

WNS (Holdings) Limited

the Securities Act, and (b) the Company shall not be required to issue or deliver any certificates evidencing Shares/ADSs (if applicable) or otherwise enter on its books, in any case, pursuant to this Agreement unless and until the Committee (i) has determined that the issuance and delivery of such certificates or book entry, as applicable, are in compliance with all applicable laws, rules and regulations and, if applicable, the requirements of any exchange on which the Shares/ADSs are listed or traded, and (ii) has obtained the consent or approval of any governmental or regulatory authority that the Committee deems to be necessary or desirable as a condition to the issuance of any such certificates to the Participant (or his or her estate) or book entry, as applicable. All certificates delivered or book entries made pursuant to this Agreement shall be subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or local securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Shares/ADSs are listed, quoted, or traded. The Committee may place legends on any certificate to reference restrictions applicable to the Shares/ADSs. In addition to the terms and conditions provided herein, the Committee may require that the Participant make such reasonable covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require the Participant to comply with any timing or other restrictions with respect to the settlement of any RSUs pursuant to this Agreement, including a window-period limitation, as may be imposed in the discretion of the Committee. Any Shares/ADSs that may be distributed pursuant to this Agreement may consist, in whole or in part, of authorized and unissued Shares/ADSs, treasury Shares/ADSs or Shares/ADSs purchased on the open market. No fractional Shares/ADSs shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

10.     No Effect on Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.

11.     Severability. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement, which shall remain in full force and effect.

12.     Tax Consultation. The Participant understands that he/she may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement. The Participant represents that he/she has consulted with any tax consultants that he/she deems advisable in connection with the RSUs and that he/she is not relying on the Company for tax advice.

13.     Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee.

14.     Relationship to other Benefits. Neither the RSUs nor payment in respect thereof shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

15.     Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

16.     Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

WNS (Holdings) Limited

17.     Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

18.     Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

19.     Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20.     Provisions applicable to Participants working in the UK. The following terms apply to Participants working in the UK:

(a)   The grant of the RSUs does not form part of the Participant’s entitlement to remuneration or benefits in terms of his/her employment with his/her employer. The Participant’s terms and conditions of employment are not affected or changed in any way by the grant of the RSUs, or the terms of this RSUs Agreement (or the Plan itself).

(b)   The Participant agrees to indemnify and keep indemnified the Company, WNS Global Services (UK) Limited and his or her employer (if different) from and against any liability for or obligation to pay any and all liability for any income tax, Employer’s National Insurance Contributions (“Employer’s NICs”) and Employee’s National Insurance Contributions (“Employee’s NICs”) (any and all income tax and NIC liability referred to as “Tax Liability”) that are attributable to the grant, vesting or settlement of, or any other benefit derived by the Participant from the RSUs.

(c)   Without prejudice to the terms of Section 20(b), the RSUs will not vest until the Participant (or in the case of the Participant’s death, his or her personal representative(s)) has made such arrangements as the Committee may require for the satisfaction of any Tax Liability that may arise in connection with the vesting of the RSUs and/or acquisition of the Shares/ADSs. The Company shall not be required to issue, allot or transfer Shares/ADSs until the Participant has satisfied this obligation.

(d)   By signing this Agreement, the Participant acknowledges and agrees that:

(i)   the Company and any of its Subsidiaries are permitted to hold and process personal (and sensitive) information and data about the Participant as part of its personnel and other business records and may use such information in the course of its business;

(ii)   they may disclose such information to third parties, including where they are situated outside the European Economic Area, in the event that such disclosure is in their view required for the proper conduct of their business; and

(iii)   this paragraph applies to information held, used or disclosed in any medium.

(e)   At the discretion of the Committee, the RSUs will not vest until the Participant has signed an election with his/her employer (in the form approved by HMRC) which has the effect (pursuant to section 431(1) of the Income Tax (Earnings & Pensions) Act 2003 (“ITEPA”)) that in calculating any Tax Liability in respect of the Shares/ADSs acquired on vesting of the RSU, the Shares/ADSs and their market value will be treated as if the Shares/ADSs were not restricted securities and that sections 425 to 430 of ITEPA do not apply.

WNS (Holdings) Limited

APPENDIX B

FINANCIAL PERFORMANCE AND VESTING TERMS & CONDITIONS

A.	Financial Parameters

Financial Parameter Targets	Market Capitalization Target [in USD Bn]	Net Revenue Target [in USD Bn]

Threshold Achievement	9.0	1.9

Target Achievement	10.0	2.0

◾	Net Revenue

◾

“Net Revenue” is defined as Gross Revenue (Service Revenue and recharges) Less Repair payments that is included in the audited financials for the Company and its affiliates and subsidiaries (the “WNS Group”) the respective financial year as “Revenue less repair payments”.

◾	The Net Revenue achievement number used for evaluation against the threshold or target as set above will be based on full-year fiscal [Apr-Mar], audited financials of the Company.

◾	Market Capitalization

◾	Market Capitalization: is defined as the Market capitalization of WNS as disclosed and published in the following websites -

◾	Companiesmarketcap.com
◾	Yahoo Finance
◾	Bloomberg

◾	In case of non-availability of data, the above sequence will be followed.

◾

On achieving the Market Capitalization threshold or target as set above, it is required that the Market Capitalization should sustain for a period of 90 days post achievement of the threshold or target. If the average Market Capitalization, calculated by taking the average of daily Market Capitalization for the period of 90 days is at or above the threshold or target, the said threshold or target is deemed to have been achieved.

◾

In the event, one of the Market Capitalization threshold or target as set above is met in between the fiscal year from April to March, no vesting is applicable until the Net Revenue threshold or target achievement is evaluated at the end of the fiscal year in which the Market capitalization threshold or target was met, i.e. end of March every year.

B.	Vesting Terms and Conditions

◾	Evaluation Period. The period of evaluation for achievement of the Financial Parameters as set-forth above is for a minimum of 3 years: from April 01, 2022 to March 31, 2025.

◾

Vesting. The participant will be eligible for vesting as indicated in the table below on achieving the financial threshold or target as set above and also meeting the specific performance conditions of Net Revenue and Market Capitalization as defined above.

WNS (Holdings) Limited

Vesting %	Revenue @ Threshold Achievement	Revenue @ Target Achievement

Market Cap @ Threshold Achievement	80%	90%

Market Cap @ Target Achievement	90%	100%

◾

Vesting% is deemed to be achieved only if both the Market Capitalization and Net Revenue threshold or target have been met; For example, 80% vesting is deemed achieved only if the Market Capitalization threshold of $9 Bn and Net Revenue threshold of $1.9 Bn have been achieved.

◾	Once a milestone is met, it is forever deemed achieved for determining the vesting of a tranche. For example

◾

80% of the RSUs/ADSs granted herein is deemed vested on meeting the Market Capitalization threshold of $9 Bn and Net Revenue target of $1.9 Bn. The remaining 20% of the RSUs/ADSs granted herein shall remain unvested and be available for future vesting as against target achievement.

◾

Post the above event, on meeting the Market Capitalization target of $10 Bn and Net Revenue target of $1.9 Bn, 10% [of the remining 20%] of the RSUs/ADSs granted herein is deemed vested. The remaining 10% of the RSUs/ADSs granted herein shall remain unvested and be available for future vesting as against target achievement.

◾

If the $2 Bn Net Revenue target + $10 Bn Market Capitalization target are not achieved by March 31, 2025, this plan will be extended to continue for up to two additional fiscal years until March 31, 2027 with the following targets.

Target and Vesting for FY2025-26 and FY2026-27

Targets	Market Cap Target [in USD Bn]	Net Revenue Target [in USD Bn]	Vesting%
Target for FY2025-26	11.0	2.2	100% vesting of the carried over units only if both the Revenue and Market Capitalization Targets are met
Target for FY2026-27	12.0	2.4	100% vesting of the carried over units only if both the Revenue and Market Capitalization Targets are met

◾	Any unvested tranche at the end of each of the respective evaluation period will be carried over to the extended plan for the next two fiscal years as below –

◾	Any unvested RSU units due to underperformance at the end of the evaluation period April 01, 2022 to March 31, 2025, will be carried over and added to the base quantity for FY2025-26.

◾	Any unvested RSU units due to underperformance at the end of the evaluation period April 01, 2025 to March 31, 2026, will be carried over and added to the base quantity for FY2026-27.

◾	Any unvested RSU units due to underperformance at end of the evaluation period i.e. April 01, 2026 to March 31, 2027, will lapse.

WNS (Holdings) Limited

ILLUSTRATION OF VESTING AND CARRY-OVER

Illustration 1 -With carry-over and Full Vesting			Target Achievement
		Base Grant / Carry-Over Grant	Achievement Timeline	Market Capitalization in $ Bn	Net Revenue in $ Bn	Vesting%	Vesting RSU Units	Carry-Over as a % of Base Grant	Carry-Over RSU Units	Lapsed RSU Units

Evaluation Period 1	April 01, 2022 to March 31, 2025	10,000	March 2024	9.0	1.9	80%	8,000	20%	2,000	0
		2000 [1]	March 2025	9.0	2.0	10% [2]	1,000	10%	1,000	0

Evaluation Period 2	April 01, 2025 to March 31, 2026	1000 [3]	NA	10.5	2.1	0%	0	10%	1,000	0

Evaluation Period 3	April 01, 2026 to March 31, 2027	1000 [4]	March 2027	12.0	2.4	100%	1,000	0%	0	0

TOTAL							10,000			0

Notes -

1) 80% vesting was achieved end of March 2024; hence 20% is available for future vesting which is 2,000 units [20% of base grant 10,000 units]

2) Achievement in March 2025 triggers 90% vesting; 80% has already vested in March 2024; hence 10% from the earlier remaining 20% is vested and the balance 10% is carried over

3) Carry over Grant at the end of evaluation period Mar 31, 2025, will be the base quantity for evaluation period April 01, 2025 to March 31, 2026

4) Carry over Grant at the end of evaluation period Mar 31, 2026, will be the base quantity for evaluation period April 01, 2026 to March 31, 2027

Illustration 2 -With carry-over and Lapse			Target Achievement
		Base Grant / Carry-Over Grant	Achievement Timeline	Market Capitalization in $ Bn	Net Revenue in $ Bn	Vesting%	Vesting RSU Units	Carry-Over as a % of Base Grant	Carry-Over RSU Units	Lapsed RSU Units

Evaluation Period 1	April 01, 2022 to March 31, 2025	10,000	March 2024	9.0	1.9	80%	8,000	20%	2,000	0
		2000 [1]	March 2025	9.0	2.0	10% [2]	1,000	10%	1,000	0

Evaluation Period 2	April 01, 2025 to March 31, 2026	1000 [3]	NA	10.5	2.2	0%	0	10%	1,000	0

Evaluation Period 3	April 01, 2026 to March 31, 2027	1000 [4]	NA	12.0	2.3	0%	0	NA	NA	1,000

TOTAL							9,000			1000 [5]

Notes -

1) 80% vesting was achieved end of March 2024; hence 20% is available for future vesting which is 2,000 units [20% of base grant 10,000 units]

2) achievement in March 2025 triggers 90% vesting; 80% has already vested in March 2024; hence 10% from the earlier remaining 20% is vested and the balance 10% is carried over

3) Carry over Grant at the end of evaluation period Mar 31, 2025, will be the base quantity for evaluation period April 01, 2025 to March 31, 2026

4) Carry over Grant at the end of evaluation period Mar 31, 2026, will be the base quantity for evaluation period April 01, 2026 to March 31, 2027

5) Due to non-achievement of the target set for FY2026-27, the RSU units will lapse